Exhibit 99.2
REHABCARE CONFERENCE CALL SCRIPT
November 3, 2009
INTRODUCTION BY CONFERENCE OPERATOR
Thank you for joining us today for RehabCare’s third quarter earnings conference call.  Speaking on the call today will be Dr. John Short, RehabCare President and CEO.  At this time, all participants are in a listen-only mode.  We will have a question-and-answer session toward the end of the conference call.  Please note this call is being recorded.  I would now like to turn the call over to Patti Williams, RehabCare General Counsel.

INTRODUCTION OF MANAGEMENT BY GENERAL COUNSEL
Thanks.  This conference call contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, the description of the Company’s proposed merger with Triumph HealthCare and the anticipated benefits of that transaction are forward-looking statements.  Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward-looking statements. The Company cannot predict or control many factors that affect its ability to achieve the results estimated.  The Company makes no promise to update any forward-looking statements as a result of changes in underlying factors, new information, future events or otherwise.  I will now hand it over to Dr. Short.

JOHN SHORT
INTRODUCTION AND WELCOME
Thank you, Patti.  Good afternoon and thank you for joining us today.  I’m John Short, President and CEO of the Company.  With me are the members of my executive management team, all of whom will be available to answer your questions at the conclusion of our remarks.

This is a very exciting day for RehabCare.  Along with our strong third quarter earnings, we have announced our definitive agreement to merge with Triumph HealthCare, one of the country’s largest and most successful operators of long-term acute care hospitals (LTACHs).  Our organizations share a common commitment to growth, financial strength and setting the standard of excellence in patient care. Pending customary closing conditions, including regulatory approvals, we expect to complete the transaction on or about December 1, 2009.

This transaction, our largest to date, will strengthen our expertise in a critical component of the post-acute continuum and give us greater scale, expanding our hospital portfolio from 13 to 35.  After careful consideration of several options, Triumph clearly stood out as the best opportunity to enhance shareholder value. Consistent execution by our contract businesses, who once again delivered an exceptional earnings performance in the third quarter, has given us the financial flexibility to execute on this strategy.

Post transaction, managed services will represent 53 percent of our revenue stream and owned operations will represent 47 percent, immediately transforming our Hospital division to a major earnings and cash flow contributor.  Additionally, the merger is expected to be meaningfully accretive to diluted earnings per share attributable to RehabCare in 2010.

Greater depth in our LTACH segment also creates a balanced portfolio of post-acute services in combination with our 116 owned or managed inpatient rehabilitation facilities, 35 managed outpatient therapy programs covering nearly 100 sites and contract therapy services at about 1,100 skilled nursing facilities.

Before I discuss the transaction in more detail, let me share some of the highlights from the quarter as they pertain to our core operating divisions.

Operating earnings in our Skilled Nursing Rehabilitation Services division were 9.8 million dollars, or 8.0 percent of revenue, compared to 6.7 million dollars, or 5.9 percent of revenue, in the third quarter of 2008. Year-over-year operating revenues improved 9.9 percent to 123.4 million dollars, driven by a 10.0 percent increase in contract therapy same store revenues.  Net unit count increased by 33 sequentially, with 47 openings and 14 closures.  We signed 65 new client contracts compared to 44 in the second quarter.  At the end of the quarter, the number of signed but unopened contracts stood at 40.

Operating earnings in our Hospital Rehabilitation Services division increased to 8.2 million dollars, or 18.2 percent of revenue, compared to 6.2 million dollars, or 15.0 percent of revenue, in the third quarter of 2008.  Operating revenues improved 8.3 percent to 45.0 million dollars over the prior year quarter. Inpatient rehabilitation facility same store discharges increased 0.5 percent compared to third quarter 2008.  The pipeline of new business is improving and at quarter end the number of signed but unopened contracts was eight, five of which were inpatient rehabilitation facilities.

The Hospital division reported an operating loss of 7.6 million dollars compared to a loss of 3.8 million dollars in the second quarter.  The 3.8 million dollar sequential increase in operating losses was primarily due to a 1.6 million dollar increase in external merger and acquisition related expenses and a 1.2 million dollar increase in start-up losses for Greater Peoria Specialty Hospital, which opened on August 4.  We also incurred a 1.8 million dollar operating loss at Dallas LTAC Hospital, which we acquired on June 30 of this year.  We expect this hospital to be accretive by the first half of 2010.  The division’s same store operating performance improved by 500,000 dollars sequentially. Revenues in the third quarter increased 9.3 percent sequentially.  Same store discharges decreased 3.5 percent as two of our inpatient rehabilitation facilities limited admissions in July and August to achieve compliance with the 60% Rule.  Both hospitals’ compliance periods ended on August 31.

Turning to Triumph, headquartered in Houston, Texas, the company was founded in 1999 and currently operates 20 hospitals in seven states, including 11 freestanding and nine co-located LTACHs.  Two additional freestanding hospitals are expected to come on-line by mid-2010.

With this merger, we further our strategic vision of developing post-acute continuums of care in 11 markets, where there is significant overlap with our existing services. Triumph delivers innovative treatment and effective case management that produces superior patient outcomes.  Patients, clients and clinicians will benefit from an expanded network of post-acute settings and enhanced clinical synergies. Expanding our LTACH segment also positions us and our healthcare partners to better respond to healthcare reform initiatives that may lead to an episodic or bundled payment system.

When this transaction closes, Brock Hardaway, Triumph President and Chief Operating Officer, will oversee the operations of our entire LTACH business under the direction of Kevin Gross, our Senior Vice President of Hospital Operations.  Brock, who joins us on the call today, has over 21 years in healthcare, more than 16 in the LTACH sector.  Prior to joining Triumph in 2005, he was responsible for the performance of over 30 hospitals for Select Medical.  By applying Triumph’s efficient and profitable business model, we expect to significantly improve the performance of our LTACHs.

Financial details of the Triumph merger and our third quarter results are included in our press releases.

Moving into 2010, we are focused on building on our successes in our contract service businesses while integrating the largest merger in company history. As we proved with our successful acquisition and integration of Symphony Health Services in 2006, we believe our merger with Triumph will create a stronger, more diversified company that delivers greater value for each of our stakeholders.

With our broad array of services across the post-acute continuum and soon-to-be over 16,000 employees, we are well positioned to compete in a continually changing and challenging industry…and to reach more patients in need of rehabilitative care.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com, and will be available for replay beginning at 7 pm Eastern time today.